Exhibit (c)(ii)

                    MRI BUSINESS PROPERTIES FUND, LTD. III

                                  NOTE 2 TO

                             FINANCIAL STATEMENTS

                          FORM 10-Q - MARCH 31, 1995


2.  Transactions with Related Parties

  An affiliate of NPI, Inc. received reimbursements of administrative expenses amounting to $80,000 and $21,000 during the six months ended March 31, 1995 and 1994, respectively. These reimbursements are primarily included in general and administrative expenses.

  An affiliate of NPI, Inc. was paid a fee of $26,000 relating to a successful real estate tax appeal on the Partnership's Embassy Suites - Tempe hotel during the six months ended March 31, 1995. The tax appeal fee is included in operating expenses.